Exhibit 4(c).12C

Chief Executive Share Option Agreement 2001

Westpac Banking Corporation

David Raymond Morgan

Aliens Arthur Robinson

The Chifley Tower

2 Chifley Square

Sydney NSW 2000

Australia

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

© Copyright Aliens Arthur Robinson 200I

Chief Executive Share Option Agreement
2001	Al1ens Arthur Robinson

Table of Contents

1.	Interpretation

2.	Condition Precedent

3.	Grant of Options

4.	Exercise Price

5.	Right to exercise Options
	5.1	Right
	5.2	Exercise Period
	5.3	Employment and Performance Requirements
	5.4	Lapse of Options
	5.5	Restriction on disposal of Shares

6.	Manner of exercise of Options

7.	Adjustment for rights issue

8.	Adjustment for bonus issue

9.	Adjustment for reconstruction etc

10.	Cumulation of adjustments

11.	Participation in other opportunities

12.	Consultation on reconstruction, alterations etc

13.	General provisions

i

Date	19 December, 2001

Parties

1.	WESTPAC BANKING CORPORATION (ABN 33 007 457 141) of 60 Martin Place, Sydney (the Bank)

2.	DAVID RAYMOND MORGAN, the Managing Director and Chief Executive Officer of the Bank (the Officer)

Recitals

A	In consideration of the services to be rendered by the Officer to the Bank during the term of his office, options shall be granted to the Officer on the following terms and conditions.

B.	The Bank’s shareholders have approved the grant of options contemplated by this Agreement for the purposes of ASX Listing Rule 10.14.

Operative Provisions

1.             Interpretation

1.1           In this agreement, unless the context or subject matter otherwise indicates or requires

ASX means Australian Stock Exchange Limited or any successor body

Board means the directors of the Bank acting as a Board.

Business Day means a day on which the ASX is open for trading in Sydney

Corporations Act means the Corporations Act 2001 (Cth).

Current Plans means the Bank’s Senior Officers’ Share Purchase Scheme, the Bank’s Employee Share Plan, and the Bank’s General Management Share Option Plan or any other employee incentive scheme in addition to or in substitution of any of the foregoing.

End Date means, in respect of

(a)           the First option, 29 February 2012; and

(b)           the Second option, 28 February 2013.

Exercise Day means a day on which the Officer delivers a notice to the Bank under clause 6.1

Exercise Period means the period during which an Option may be exercised in accordance with clause 5.2.

Exercise Price means, in respect of all Shares the subject of any Option, the Market Price

First option means the Option to be granted to the Officer in accordance with clause 3.1.

First Exercise Date means for each Option, the date on which the determination of the Board under clause 5.3, in respect of that Option, becomes final and binding.

Grant Date means the date of grant of an Option under clause 3

Life means, in relation to an Option, the period between the Grant Date and its lapse pursuant to clause 5.4.

Market Price means, in respect of a Share, the weighted average market price per Share (rounded to the nearest whole cent, with one-half of one cent being rounded down) of all Shares traded (excluding trades identified by the ASX as carrying “Off-SEATS Condition Codes and all special market trades) on the ASX during the one week period immediately prior to (but excluding):

(a)           March 2002 in respect of the First option; and

(b)           1 March 2003 in respect of the Second option.

Maximum TSR Ranking means the TSR Ranking equal to 75% or such other percentage as determined by the Board at the time of determination of the Performance Requirements.

Mid-Range TSR Ranking means the TSR Ranking equal to 50% or such other percentage as determined by the Board at the time of determination of the Performance Requirements.

Minimum Shareholding Requirement means that number of Shares that the Board (or a committee of the Board) determines from time to time in its absolute discretion must be held by the Officer at any time during his employment with the Bank, as advised in writing to the Officer from time to time.

Minimum TSR Ranking means the TSR Ranking equal to 25% or such other percentage as determined by the Board at the time of determination of the Performance Requirements.

Option means, according to the context, the First option or the Second option.

Peer Group means the 50 bodies corporate other than the Bank comprised in the ASX All Industrials Index and which have the highest market capitalisation recorded by the ASX at the commencement of the Performance Period provided that if during the Performance Period any of those bodies corporate cease to comprise that index for any reason the Peer Group will consist of the remainder of those bodies corporate, or such other bodies corporate and in such number as the Board determines should comprise the Peer Group.

Performance Period means, subject to clause 5.3(d):

(a)                                  in the case of the First option, the period commencing on 1 March 2002 and ending on 1 March 2005; and

(b)                                 in the case of the Second option, the period commencing on 1 March 2003 and ending on 1 March 2006.

Performance Requirements means the requirements set out in clause 5.3(f).

Retirement means the voluntary cessation of employment of the Officer with the Bank solely by reason of the Officer having notified the Board of his intention to permanently leave the workforce, and Retire has a corresponding meaning.

Second option means the Option to be granted to the Officer in accordance with clause 3.2.

Share means:

(a)                                  while the Bank’s issued capital consists predominantly of ordinary shares — those ordinary shares; and

(b)                                 if at any time the Bank’s issued share capital consists predominantly of ordinary shares of some other description by virtue of an event of a kind dealt with by clause 9 — those ordinary shares.

Total and permanent disablement means permanent physical or mental incapacity that, in the reasonable opinion of the Board based on a full medical report and a certificate to that effect from each of at least 2 registered medical practitioners, is likely to result in the Officer being incapable of continuing to perform the Officer’s duties as Chief Executive Officer and Managing Director of the Bank, and Totally and permanently disabled has a corresponding meaning.

TSR means, in respect of a body corporate, the total shareholder return (including dividends) of the body corporate being the amount calculated on the following basis:

Step 1 – Calculate the average daily closing price quoted by the ASX of an ordinary share of the body corporate over the three months immediately preceding the end of the Performance Period.

Step 2 – Add the amount calculated in Step 1 and any cash distribution under a return of capital of the body corporate to shareholders generally during the Performance Period.

Step 3 – Calculate the average daily closing price quoted by the ASX of an ordinary share of the same body corporate over the three months immediately preceding the start of the Performance Period.

Step 4 – Divide the result from Step 2 by the result from Step 3.

Step 5 – Divide the amount of each dividend paid on an ordinary share of the same body corporate during the Performance Period by the closing price quoted by the ASX of the ordinary shares of the same body corporate on the date of payment of the respective dividend. Each of these amounts is a dividend yield. Add each of the dividend yields for a Performance Period together.

Step 6 – Add together the integer one (1) and the result from Step 5

Step 7 – Multiply the result from Step 4 with the result from Step 6.

Step 8 – Subtract the integer one (1) from the result from Step 7. This amount is the TSR for that body corporate,

and the Board may make such other adjustments as it thinks necessary for any capital reconstruction of that body corporate during the Performance Period, including bonus issues, share splits and share consolidations.

TSR Ranking means the percentage ranking of the Bank or a body corporate amongst the group comprising the Peer Group and the Bank, ranked in ascending order according to their TSRs.

1.2                                 A reference to public announcement of a matter is a reference to an announcement of that matter by the Bank to the ASX.

l.3                                    A reference to Shares the subject of an Option is a reference to the Shares for which the Officer has an option to subscribe by reason of the grant to him of that Option, including any Shares or other securities resulting from an adjustment made pursuant to this agreement.

1.4                                 A reference to the Exercise Price applicable to each Share the subject of an Option is a reference to the subscription price applicable to each such Share by operation of clause 4 or, if that subscription price is less than each Share’s nominal amount, that nominal amount.

1.5                                 A reference to an offer, issue or distribution to the Bank’s shareholders generally is a reference to an offer, issue or distribution to the generality of the holders for the time being of Shares, whether or not including holders of other securities issued by the Bank and whether or not including persons in particular places outside Australia or other minority groups who may for good reason be excluded from participation.

1.6                                 Headings in this agreement are for convenience only and do not affect its interpretation.

2.             Condition Precedent

No rights shall accrue to the Officer under this Agreement and the Bank shall have no obligations under this Agreement:

(a)                                  in respect of the First option, unless the Officer is employed by the Bank in an executive position on 1 March 2002; or

(b)                                 in respect of the Second option, unless the Officer is employed by the Bank in an executive position on 1 March 2003.

3.             Grant of Options

3.1                                 Subject to the satisfaction of the condition precedent set out in clause 2(a) the Bank shall grant to the Officer on 1 March 2002 an option to subscribe for up to 1,100,000 Shares with the actual number of Shares being subject to adjustment in accordance with clauses 7, 8, 9 and 10 and as determined in accordance with clauses 5.2 and 5.3.

3.2                                 Subject to the satisfaction of the condition precedent set out in clause 2(b) the Bank shall grant to the Officer on 1 March 2003 an option to subscribe for up to 1,100,000 Shares with the actual number of Shares being subject to adjustment in accordance with clauses 7, 8, 9 and 10 and as determined in accordance with clauses 5.2 and 5.3.

3.3                                 Promptly following the Grant Date of each Option the Bank must deliver to the Officer a separate certificate evidencing that Option and setting out the terms of its issue as prescribed by this Agreement.

3.4                                 Each Option is personal to the Officer and may not be exercised by any other person (except, in the case of the Officer’s death, his legal personal representative) nor may it be assigned, novated, disposed of, pledged or otherwise be held subject to a security or third party interest.

4.             Exercise Price

The Exercise Price in respect of each Share the subject of any Option is an amount equal to the Market Price.

5.             Right to exercise Options

5.1           Right

An Option may be exercised:

(a)                                  at any time during the Exercise Period, except as provided in clause 5.2, and only if the conditions applicable to its exercise under clause 5.3(a) are satisfied; and

(b)                                 in respect of either the whole number of Shares that remain the subject of the Option or any lesser number being at least 50,000 Shares.

Where an Option is exercised in part as contemplated by paragraph (b), the number of Shares the subject of the Option shall be reduced following that exercise by the number of Shares in respect of which the Option bas been exercised. Subject to the minimum exercise number of 50,000 Shares stated in paragraph (b), there is no limit to the number of occasions on which part exercise of an Option may occur.

5.2           Exercise Period

(a)                                  Except as provided in this clause 5.2, an Option may only be exercised during the period commencing on the First Exercise Date and ending on the End Date.

(b)                                 If at any time after the Grant Date of an Option and prior to:

(i)                                     the first anniversary of the commencement of the Performance Period of that Option, the Officer ceases to be an employee of the Bank in an executive position as a consequence of the Officer:

(A)          becoming Totally and permanently disabled;

(B)           Retiring, with the consent of the Board; or

(C)           dying; or

(ii)                                  the First Exercise Date in respect of that Option, the Officer ceases to be an employee of the Bank in an executive position as a consequence of the Officer resigning, the Board may in its absolute discretion, and notwithstanding that any or all of the conditions of exercise in clauses 5.1 and 5.3 have not been satisfied, permit the exercise of that Option at any time during the period of 12 months after the Officer so ceases to be such an employee, PROVIDED THAT:

(1)                                  if this discretion is exercised prior to 1 March 2003 as a consequence of the Officer ceasing to be such an employee pursuant to paragraph (b) (i), it may only be exercised in relation to the First option;

(2)                                  if this discretion is exercised on or after 1 March 2003 but before 1 March 2004 as a consequence of the Officer ceasing to be such an employee pursuant to paragraph (b)(i), it may only be exercised in relation to the Second option.

In exercising this discretion, the Board may impose such conditions (including the number of Shares in respect of which an Option may be exercised) on the exercise of that Option as it considers appropriate.

(c)           If at any time on or after the first anniversary of the commencement of the Performance Period of an Option and before the First Exercise Date in respect of that Option, the Officer ceases to be an employee of the Bank in an executive position as a consequence of the Officer:

(i)            becoming Totally and permanently disabled;

(ii)           Retiring, with the consent of the Board; or

(iii)          dying,

the Officer may, subject to the conditions of exercise in clauses 5.1 and 5.3 (apart from clause 5.3(a)(i) being satisfied, exercise that Option at any time during the period commencing on the First Exercise Date and ending on the earlier to occur of:

(A)          the End Date; and

(B)           the fifth anniversary of the date on which the Officer so ceased to be such an employee or such later date (being not later than the End Date) as the Board may, in its absolute discretion, determine.

(d)           If at any time after the Grant Date of an Option and prior to the First Exercise Date in respect of that Option:

(i)            the Officer ceases to be an employee of the Bank in an executive position because his employment is terminated by the Board for other than serious misconduct;

(ii)           there is a material adverse change in the authority or status of the Officer or his responsibilities are materially diminished; or

(iii)          the duties of the Officer assigned by the Board change, or are such that they are no longer, consistent with the role of Chief Executive Officer or Managing Director,

the Officer may, notwithstanding anything to the contrary in this agreement, exercise that Option in respect of all Shares the subject of that Option at any time during the period commencing on the date on which any one or more of the events referred to in paragraphs (d)(i), (d)(ii) and (d)(iii) occurs and ending on the End Date.

(e)           If on or after the First Exercise Date in respect of an Option:

(i)            (A)          there is a material adverse change in the authority or status of the Officer or his responsibilities are materially diminished; or

(B)           the duties of the Officer assigned by the Board change, or are such that they are no longer consistent with the role of Chief Executive Officer or Managing Director,

the Officer may exercise that Option at any time during the period commencing on the date on which any one or more of the events referred to in this paragraph (e)(i) occurs and ending on the End Date; or

(ii)           the Officer ceases to be an employee of the Bank in an executive position as a consequence of:

(A)          the Officer’s employment being terminated by the Board for other than serious misconduct;

(B)           the death or Total and permanent disablement of the Officer; or

(C)           the Officer’s Retirement;

the Officer may exercise that Option at any time during the period commencing on the date on which the Officer so ceases to be such an employee and ending on the earlier to occur of:

(1)           the End Date; and

(2)           the fifth anniversary of the date on which the Officer so ceased to be such an employee or such later date (being not later Date the End Date) as the Board may, in its absolute discretion, determine; or

(iii)          the Officer ceases to be an employee of the Bank in an executive position as a consequence of the Officer resigning- the Exercise Period in respect of that Option ends on the earlier of the End Date and the day which is 3 months after the Officer’s employment ceases or such later date (being not later than the End Date) as the Board may, in its absolute discretion, determine; or

(iv)          the Officer ceases to be an employee of the Bank in an executive position for any reason not contemplated by paragraphs (e)(ii) and (e)(iii) - the Exercise Period in respect of that Option ends on the earlier of the End Date and the day which is 3 months after the Officer’s employment ceases.

5.3           Employment and Performance Requirements

(a)           Except as provided in clause 5.2, an Option may only be exercised if:

(i)            the Officer is an employee of the Bank in an executive position on the First Exercise Date in respect of that Option; and

(ii)           the performance Requirements for the performance Period have been met.

(b)           With respect to each Option, promptly following the relevant Performance Period the Board will:

(i)            determine whether and. if so, the extent to which the performance Requirements applicable to that performance Period have been met; and

(ii)           subject to paragraphs (c), (d) and (e) of this clause 5.3, clauses 7 through to 10 inclusive and clause 12, determine the number of Shares in respect of which the Option may be exercised. with the Option to lapse in relation to the remaining Shares.

(c)           Following a determination made by the Board under paragraph (b). the Board shall inform the Officer by written notice:

(i)            as to whether or not the Performance Requirements have been met;

(ii)           the number of Shares in respect of which the Option may be exercised;

(iii)          the Exercise Price; and

(iv)          of the Officer’s extension right under paragraph (d) .

(d)           After making the first determination under paragraph (b) with respect to an Option, the Board will inform, in accordance with paragraph (c), the Officer of his right to extend the Performance Period by one year and, if that right is exercised by the Officer within 30 days of the date of the notice of that first determination under paragraph (c), the provisions of this clause 5.3 will be applied again 12 months later by reference to the extended Performance Period. A second extension right will be available 12 months later but only if the Officer elected to extend the Performance Period in the previous year.

(e)           A determination of the Board under paragraph (b)(ii) shall become final and binding 30 days after the date of the notice of that determination under paragraph (c), unless the Officer exercises his right under paragraph (d) before that time, in which event that determination is of no effect.

(f)            For the purposes of this agreement, the Board shall, before the commencement of the Performance Period applicable to the Second option, establish performance requirements for that Performance Period which are based in whole or in part on the provisions set out below in sub-paragraphs (i) to (iv). The Performance Requirements for the Performance Period applicable to the First option and, unless the Board determines otherwise, the Performance Requirements for the Performance Period applicable to the Second option, shall be as follows:

(i)            where the TSR Ranking of the Bank is less than the Minimum TSR Ranking, the number of Shares in respect of which an Option shall become exercisable under paragraph (b)(ii) shall be zero;

(ii)           where the TSR Ranking of the Bank is equal to the Minimum TSR Ranking, the number of Shares in respect of which an Option shall become exercisable under paragraph (b)(ii) shall be the number equal to 25% of the total number of Shares the subject of that Option;

(iii)          where the TSR Ranking of the Bank is equal to or greater than the Maximum TSR Ranking, the number of Shares in respect of which an Option shall become exercisable under paragraph (b)(ii) shall be the number equal to 100% of the total number of Shares the subject of that Option; and

(iv)          where the TSR Ranking of the Bank is greater than the Minimum TSR Ranking and less than the Maximum TSR Ranking, the number of Shares in respect of which an Option shall become exercisable under paragraph (b)(ii):

(A)          shall increase on a straight line basis from the percentage of Shares the subject of that Option set out in paragraph (f)(ii) to 50% of those Shares where the TSR Ranking of the Bank is equal to the Mid-Range TSR Ranking; and

(B)           shall, where the TSR Ranking of the Bank is greater than the Mid-Range TSR Ranking further increase on a straight line basis from 500% to 100% of the total number of Shares the subject of that Option.

(g)           In this agreement:

(i)            all calculations shall be done to not less than 3 decimal places;

(ii)           no rounding shall occur in respect of calculating the number of Shares in respect of which an Option is exercisable by the Officer until the Board makes a determination under paragraph (b) and any such rounding shall be rounded up, if the resulting fraction (if any) is a value of 0.5 or more, and shall be rounded down, if the resulting fraction (if any) is a value of less than 0.5;

(iii)          no rounding shall occur in respect of calculating the number of Share or other securities comprising an Option until the Officer lodges an Exercise Notice and any such rounding:

(A)          shall be calculated only in respect of the aggregate number of Shares in respect of which an Option is exercised; and

(B)           shall be rounded up, if the resulting fraction (if any) is a value of 0.5 or more, and shall be rounded down, if the resulting fraction (if any) is a value of less than 0.5.

5.4           Lapse of Options

(a)           If for any reason the Officer ceases to be an employee of the Bank in an executive position before the First Exercise Date in respect of an Option, and that Option has not become exerciseable under clause 5.2, that Option shall lapse.

(b)           An Option which has not been exercised as to the whole of the Shares the subject of it on or before the last day of the Exercise Period shall thereupon lapse; and an Option which is exercised as to the whole of the Shares the subject of it, or which remains unexercised in respect of less than 50,000 Shares, shall lapse when it is last exercised.

5.5           Restriction on disposal of Shares

If the Officer exercises an Option in accordance with clause 6, and at that time the Officer is not complying with the Minimum Shareholding Requirement, then the Board may, subject to the listing rules of the ASX, request the Bank’s share registrar to place a holding lock on the whole or a portion of the Shares in respect of which that Option is being exercised until such time as the Minimum Shareholding Requirement is fully satisfied by the Office.  If only a portion of such Shares are to be subject to a holding lock, the Board may direct that those Shares be registered in a separate holding to the balance of the Shares the subject of that exercise.

6.             Manner of exercise of Options

6.1           An Option may only be exercised by delivery to the Bank’s Secretary (at a time when the Option may be exercised) of:

(i)            the certificate for that Option;

(ii)           a notice addressed to the Bank and signed by the Officer stating that he exercises the Option and specifying the number of Shares the subject of the Option in respect of which it is exercised; and

payment to the Bank in cleared funds of the Exercise Price applicable to all of the Shares so specified.

6.2           If the items specified in clause 6.1 are delivered in accordance with that clause, the Bank must:

(i)            allot to the Officer the Shares in respect of which the Option is exercised, together with any additional Shares an entitlement to which has arisen under clause 7 in consequence of exercise of the Option, which allotment must be on the footing that the Shares shall be allocated immediately and rank pari passu in all respects with Shares already on issue on the Exercise Day;

(ii)           deliver to the Officer a certificate or holding statement in respect of the Shares so allotted; and

(iii)          cancel the certificate delivered pursuant to clause 6.1(i) and, if any Shares remain the subject of the Option after the exercise (being 50,000 Shares or more), deliver to the Officer a replacement certificate for the Option to reflect the reduced number of Shares the subject of it.

6.3           If the Officer has died, the Officer’s legal personal representative shall stand in the place of the Officer for the purposes of clause 6.1 and 6.2 subject only to prior production to the Bank of such evidence as would be required to permit the legal personal representative to become registered as a shareholder in respect of Shares held by the Officer.

6.4           After Shares have been allotted pursuant to clause 6.2, the Bank must promptly make application for official quotation of those Shares on the ASX.

7.             Adjustment for rights issue

If, during the Life of each Option:

(i)            Shares are offered pro rata for subscription by the Bank’s shareholders generally (otherwise than pursuant to any of the Current Plans) by way of a rights issue; and

(ii)           the price at which each Share is so offered is less than the Market Price as at the day of public announcement of the rights issue,

the Exercise Price applicable to each Share then the subject of that Option shall be reduced by the value of the theoretical rights entitlement per cum rights Share (but shall in no event be reduced below the par value of a Share (while Shares have a per value)) and that theoretical rights entitlement per cum rights Share shall be taken to have a value calculated by applying the formula:

P-(S+D)

(N+1)

where:

P=           the weighted average price of all fully paid Shares sold in the ordinary course of trading on the ASX during the 5 Business Days after the day of public announcement of the rights issue;

S=           the aggregate price per Share payable for each new Share under the rights issue;

D=           any dividends due but not yet paid on existing Shares which will not be payable in respect of new Shares issued under the rights issue; and

N=           the number of cum rights Shares required to be held to receive a right to one new Share under the rights issue.

8.             Adjustment for bonus issue

8.1           If, during the Life of each Option, Shares are issued pro rata to the Bank’s shareholders generally (otherwise than pursuant to any Current Plan) by way of a bonus issue involving capitalisation of reserves or distributable profits, the Officer shall be entitled, upon later exercise of that Option as to some or all of the Shares the subject of it, to receive in addition to the Shares in respect of which that Option is exercised an allotment of so many additional Shares as would have been issued to a shareholder who, on the date for determining entitlements under the bonus issue, held Shares equal in number to the Shares in respect of which that Option is exercised.

8.2           Additional Shares to which the Officer becomes so entitled shall, as from the time Shares are issued pursuant to the bonus issue and until those additional Shares are allotted, be regarded as Shares the subject of the relevant Option for the purposes of subsequent applications of clause 8.1 and any adjustments which, after the time just mentioned, are made under clause 9 to the number of Shares then the subject of an Option shall also be made to the additional Shares as if they were Shares the subject of that Option.

9.             Adjustment for reconstruction etc

9.1           If, during the Life of each Option, Shares are subdivided into shares of smaller fixed amount or consolidated into shares of larger fixed amount or there is a bonus issue not involving the capitalisation of reserves or distributable profits, that Option shall thereupon be taken to be the subject of so many Shares of the new fixed amount as the subdivision or consolidation would have produced from the Shares the subject of that Option immediately before the subdivision or consolidation had the Shares then the subject of that Option been on issue immediately before the subdivision or consolidation and the Exercise Price applicable to each Share of the new fixed amount the subject of that Option shall be correspondingly adjusted.

9.2           If, after the First Exercise Date of each Option, the Bank makes a return of capital to its shareholders generally, the Exercise Price applicable to each Share then the subject of that Option shall be reduced by the amount of the capital returned in respect of each Share.

9.3           If, during the Life of each Option, there occurs any other reconstruction of the capital of the Bank affecting issued shares, the Shares then the subject of that Option and the Exercise Price applicable to each such Share shall be adjusted in conformity with the reconstruction and so that:

(i)            each benefit, if any, made available to shareholders generally through the reconstruction shall be made available to the Officer through that Option; and

(ii)           no benefit not made available to shareholders generally through the reconstruction shall be made available to the Officer through that Option.

10.          Cumulation of adjustments

Full effect shall be given to clauses 7, 8 and 9 as and when occasions of their application arise and in such manner that the effects of the successive applications of them are cumulative, the intention being that the adjustments they progressively effect shall be such as to reflect in relation to the Shares then the subject of an Option the adjustments which on the occasions in question are progressively effected in relation to Shares already on issue.

11.          Participation in other opportunities

If, during the Life of each Option, securities of any other corporation are offered or otherwise made available to the Bank’s shareholders generally, the Bank will use its best endeavours to ensure that the Officer is given an opportunity to participate on the same basis as if he had actually held the Shares then the subject of that Option.

12.          Consultation on reconstruction, alterations etc.

12.1                           If any reconstruction or alteration occurs in relation to Shares or the Bank’s share capital or other securities of the Bank which, in the reasonable opinion of the Bank or the Officer:

(i)                                     affects or is likely to affect the position of holders of Shares in a way not contemplated by this agreement; and

(ii)                                  produces or may produce in relation to an Option (whether or not then granted) results which are inequitable to the Bank or the Officer:

the Bank and the Officer will, if one of them so requests, consult together in good faith with a view to determining whether an alteration should be made to this agreement or the terms of any Option (whether or not then granted) or both in order to remedy or forestall the results considered inequitable.

12.2                           If consultation under clause 12.1 produces agreement that some alteration should be made to this agreement or the terms of any Option or both, that alteration will be made but if consultation fails to produce such agreement within two months, the Bank or the Officer may require that the matter be submitted for determination under the following provisions of this clause.

12.3                           Each of the Bank and the Officer shall within 14 days after the request being made for determination of a matter appoint an expert and request that the matter be determined by agreement between the expert appointed by the Bank and the expert appointed by the Officer after receiving any submissions which the Bank and the Officer might wish to make.

12.4                           If the experts are not able to reach agreement within a period of one month after their appointment, either the Bank or the Officer may request that the matter be determined by a third expert to be selected by the experts appointed by each of the Bank and the Officer and may request that the third expert make a decision on the matter as soon as practicable after receiving any submissions which the Bank and the Officer might wish to make but if the experts appointed by the Bank and the Officer are not able to agree upon the choice of a third expert within seven days after being requested to do so, the third expert shall be appointed by the President for the time being of the Securities Institute of Australia.

12.5                           The decision of any expert or experts made pursuant to this clause is, in the absence of manifest error, to be conclusive and binding on the Bank and the Officer.

12.6                           Each party shall bear the costs of an expert appointed by that party under clause 12.3 and the Bank and the Officer shall each pay one half of the costs and expenses of any third expert appointed in making any such determination.

12.7                           The expert or experts will be appointed as experts and not as arbitrators and the procedures for determination of a matter referred to the experts are to be decided by the experts in their absolute discretion.

13.                               General provisions

13.1                           The Bank must ensure that sufficient of the Shares which have been created but have not been allotted remain available during the Life of each Option to accommodate exercise of that Option in respect of the whole number of Shares the subject of that Option.

13.2                           Every report and other document sent by the Bank to its shareholders generally must, during the Life of any Option, be sent also to the Officer.

13.3                           Whenever the number of Shares the subject of an Option or the Exercise Price applicable to each such Share is adjusted pursuant to this agreement, the Bank must give notice of the adjustment to the Officer.

13.4                           Any notice to be given by the Bank to the Officer shall be taken to have been given if served personally on the Officer or left at his last known place of residence.

13.5                           By entering in this agreement, the Officer agrees that, except for any existing entitlements under Current Plans, he is not in the absence of shareholder approval entitled to accept Shares or options for Shares or an offer for Shares or options for Shares under the Current Plans.

13.6                           Any Shares allotted by virtue of the exercise of an Option shall rank equally with all other existing Shares from the date of allotment.

13.7                           The Officer irrevocably and unconditionally acknowledges and agrees, in the event the Bank breaches this Agreement in any way, that in relation to any breach:

(a)                                  money damages are the sole and exclusive remedy available to the Officer;

(b)                                 compensation by payment of money damages constitutes a full and adequate remedy; and

(c)                                  all other remedies which may (but for this clause) be otherwise available to the Officer, whether by statute, at law or in equity are expressly waived by the Officer in consideration of the Bank entering into this Agreement.

13.8                           The terms of this agreement shall be governed by and construed in accordance with the laws for the time being in force in the State of New South Wales.

EXECUTED as an agreement.

SIGNED for and behalf of WESTPAC	)	WESTPAC BANKING CORPORATION by
BANKING CORPORATION by	)	its attorneys who hereby respectively state that at
lIana R Atlas and Garry Tierney its duly	)	the time of executing this agreement they have no
constituted attorneys in the presence of:	)	notice of the revocation of the Power of Attorney
registered in the Office of the Registrar General
numbered 427 Book 3847 under the authority of
which they have executed this agreement

/s/ R. A. Holt		/s/ Ilana Atlas
Witness		Group Secretary and General Counsel

/s/ R. A. Holt		/s/ Garry Tierney
Witness		Acting Chief Legal Officer

SIGNED by DAVID RAYMOND MORGAN
in the presence of:

/s/ ILANA ATLAS		/s/ David Raymond Morgan
Signature of witness		Dr. David Raymond Morgan

ILANA ATLAS
Name of witness (block letters)

27/60 MARTIN PLACE, SYDNEY
Address of witness

SOLICITOR
Occupation of witness

CHIEF EXECUTIVE SHARE OPTION

AMENDMENT AGREEMENT

Date:                                                                   19 December 2001

Parties:                                                    WESTPAC BANKING CORPORATION ABN 33 007 457 141 of 60 Martin Place, Sydney (“Bank”)

DAVID RAYMOND MORGAN Managing Director and Chief Executive Officer of the Bank (‘Officer’)

Recitals:

A.                                   On 2 September 1999, at a Special General Meeting of the Bank, shareholders approved the grant to the Officer of certain options over unissued ordinary shares of the Bank in accordance with the terms of an agreement headed “Chief Executive Share Option Agreement”, a copy of which accompanied the notice convening that meeting;

B.                                     On 26 October 1999, the Officer and the Bank entered into the agreement referred to in Recital A (the “Original Agreement”) and the options were granted by the Bank to the Officer pursuant to, and on the terms and conditions contained in, the Original Agreement;

C.                                     At the Bank’s Annual General Meeting held on 13 December 2001, shareholders of the Bank approved certain amendments to the Original Agreement, the details of which were set out in the notice convening that meeting; and

D.                                    The Bank and the Officer have agreed to enter into this agreement in order to give effect to the amendments referred to in Recital C.

Operative provisions:

1.                                       Interpretation

1.1                                 In this agreement, unless the context or subject matter otherwise indicates or requires, words and expressions defined in the Original Agreement shall have the same meanings when used in this agreement.

1.2                                 Headings in this agreement are for convenience only and do not affect its interpretation.

2.                                       Amendment to Original Agreement

2.1                                 With effect from the date of this agreement, the Original Agreement shall be amended as follows:

(a)                                  the existing clause 5.5.2 shall be deleted; and

(b)                                 a new clause 5.5.2 shall be inserted, to read as follows:

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5.5.2                        Other than as contemplated in clause 5.2.2, if the Officer ceases to be an employee of the Bank in an executive position on or after the First Exercise Date in respect of an Option:

(a)                                  as a consequence of the death or total and permanent disablement of the Officer - the Exercise Period shall end on the earlier of the End Date and the day which is 12 months after the Officer’s employment ceases;

(b)                                 as a consequence of the Officer’s retirement on or after March 2004 - the Exercise Period ends on the End Date;

(c)                                  as a consequence of the Officer’s resignation on or after 1 March 2004 - the Exercise Period ends on the earlier of:

(i)                                     the End Date; and

(ii)                                  the day which is 3 months after the Officer’s employment ceases or such later (being not later than the End Date) as the Board may determine in its absolute discretion; and

(d)                                 in any other case - the Exercise Period ends on the earlier of the End Date and the day which is 3 months after the Officer’s employment ceases.

2.2                                 In all other respects, the Original Agreement is ratified and confirmed.

3.                                       General provisions

13.1                           The terms of this agreement shall be governed by and construed in accordance with the laws for the time being in force in the State of New South Wales.

EXECUTED as an agreement.

SIGNED for and on behalf of WESTPAC BANKING CORPORATION by Ilana R Atlas and Garry Tierney its duly Constituted attorneys in the presence of:		) ) ) )

WESTPAC BANKING CORPORATION
by its attorneys who hereby respectively state
that at the time of executing this agreement they
have no notice of the revocation of the Power of
Attorney registered in the Office of the Registrar
General numbered 427 Book 3847 under the
authority of which they have executed this agreement

/s/ R. A. Holt	/s/ R. A. Holt		/s/ Ilana Atlas
Witness			Title: Group Secretary and General Counsel

/s/ R. A. Holt	/s/ R. A. Holt		/s/ Garry Tierney
Witness			Title: Acting Chief Legal Officer

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SIGNED by DAVID RAYMOND MORGAN
the presence of:

/s/ Ilana Atlas	/s/ David Raymond Morgan
Signature of witness	Dr. David Raymond Morgan

ILANA ATLAS
Name of witness (block letters)

27/60 MARTIN PLACE, SYDNEY
Address of witness

SOLICITOR
Occupation of witness

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